Exhibit (d)(8)(iv)

August 4, 2011

ING Equity Trust

7337 East Doubletree Ranch Road

Suite 100

Scottsdale, Arizona 85258-2034

Re:

Expense Limitations

Ladies and Gentlemen:

By our execution of this letter agreement (the “Agreement”), intending to be legally bound hereby, ING Investments, LLC (“ING Investments”), the Adviser to ING SmallCap Opportunities Fund (the “Fund”), agrees that ING Investments shall, from August 4, 2011 through and including October 1, 2012, waive all or a portion of its investment management fee and/or reimburse expenses for Class R shares of the Fund in amounts necessary so that after such waivers and/or reimbursements, the maximum total operating expense ratios of the Fund shall be as follows:

Name of Fund	Maximum Operating Expense Limit as a percentage of average net assets)
Class R
ING SmallCap Opportunities Fund	1.75%

ING Investments acknowledges that any fees waived or expenses reimbursed during the term of this Agreement shall not be eligible for recoupment at any time in the future.

ING Investments, LLC
		By:	/s/ Todd Modic
Todd Modic
Senior Vice President
Your signature below acknowledges acceptance of this Agreement:
By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President
ING Equity Trust

7337 E. Doubletree Ranch Rd. Suite 100 Scottsdale, AZ 85258-2034	Tel: 480-477-3000 Fax: 480-477-2700 www.ingfunds.com	ING Investments, LLC